EXHIBIT 99.2

	Net exposures as of Dec. 28, 2007	Gain/(Loss) reported in income (1)	Unrealized Gain/(Loss) included in OCI (pre-tax)(2)	Other net changes in net exposures(3)	Net exposures as of Mar. 28, 2008
U.S. Banks Investment Securities Portfolio
Sub-prime residential mortgage-related net exposures:
Sub-prime residential mortgage-backed securities	$3,910	$(5)	$(599)	$(101)	$3,205
ABS CDOs	251	(121)	5	(13)	122

Total sub-prime residential mortgage-related securities	4,161	(126)	(594)	(114)	3,327
Other net exposures:
Alt-A residential mortgage-backed securities	7,120	(182)	(1,436)	(172)	5,330
Commercial mortgage-backed securities	5,791	(37)	(679)	13	5,088
Prime residential mortgage-backed securities	4,174	(8)	(303)	(283)	3,580
Non-residential asset-backed securities	1,214	(10)	(48)	(168)	988
Non-residential CDOs	903	(65)	(61)	(7)	770
Agency residential asset-backed securities	—	9	—	523	532
Other	240	(2)	(17)	8	229

Total	$23,603	$(421)	$(3,138)	$(200)	$19,844

(1)	Primarily represents unrealized losses on net exposures.
(2)	Represents write-downs on SFAS 115 investment securities, which are reported net of taxes in other comprehensive (loss)/income (“OCI”). The cumulative, pre-tax balance in OCI related to this portfolio was approximately negative $5.4 billion as of March 28, 2008.
(3)	Primarily represents principal paydowns, purchases and sales.